Exhibit 99.1

Corporate Contact:
Lowell Rush, Chief Financial Officer
Direct Insite Corp.
631-873-2900
investorrelations@directinsite.com

FOR IMMEDIATE RELEASE

Direct Insite Announces Second Quarter 2015 Results

Company posts second quarter profit of $110,000

FORT LAUDERDALE, FL, – August 11, 2015 – Direct Insite Corp. (OTCQB: DIRI), provider of the PAYBOX® integrated receivables platform, announced today financial results for the second quarter of 2015.  Net income for the three months ended June 30, 2015 was $110,000, compared with net income of $31,000 for the quarter ended June 30, 2014.    Net income for the six months ended June 30, 2015 was $190,000, compared with a net loss of $56,000 for the year-to-date June 30, 2014.  The year-over-year gains in net income for both the quarter and year-to-date were both due to higher recurring revenue and lower operating expenses in 2015.

Revenue for the three months ended June 30, 2015 was $2,065,000, a decrease of $81,000, or 3.8%, from revenue of $2,146,000 for the three months ended June 30, 2014. Recurring revenue for the second quarter was $1,696,000, an increase of $60,000, or 3.7%, from recurring revenue of $1,636,000 for the comparable prior year period.  The year-over-year increase was due to the November 2014 launch of the PAYBOX® integrated receivables solution and increased usage from certain other customers.

Non-recurring revenue for the three months ended June 30, 2015 was $369,000, a decrease of $141,000, or 27.7%, from non-recurring revenue of $510,000 for the compared prior year period, as the non-recurrence of large prior year professional services were only partially offset by higher charges for the facilitation of scanning services.

Operating costs and expenses of $1,954,000 were $159,000, or 7.5%, lower than in the prior year as various cost-cutting measures were partially offset by less costs capitalized for internally developed software and higher scanning charges.

Working capital (defined as current assets less current liabilities) at June 30, 2015 was $2,429,000, an increase of $446,000, or 22.5%, from working capital of $1,983,000 at December 31, 2014.

Cash provided by operating activities for the six months ended June 30, 2015 was $928,000, compared to cash used in operations of $30,000 for the comparable prior year period.

“While introducing customers to our PAYBOX® platform we are gaining valuable insight into additional integrated receivable market requirements, and how to enhance our E-invoicing product to create a comprehensive service offering.” said Direct Insite Chairman and CEO Matthew E. Oakes.  “We continue growing our recurring revenue and profitability while investing in the PAYBOX platform, positioning the Company for long term growth.”

The financial information stated above and in the tables below has been abstracted from Direct Insite Corp.’s June 30, 2015 Form 10-Q, filed with the Securities and Exchange Commission on August 11, 2015, and should be read in conjunction with the information provided therein.

Summarized Financial Information – Statement of Operations

Statements of Operations for the three months ended:	June 30, 2015	June 30, 2014
Revenue	$2,065,000	$2,146,000
Operating income (loss)	$111,000	$33,000
Other income (expense), net	$(1,000)	$(2,000)
Income before provision for income taxes	$110,000	$31,000
Net income	$110,000	$31,000
Basic and diluted income per share	$0.01	$0.00
Basic shares outstanding	12,837,000	12,640,000
Diluted shares outstanding	12,862,000	12,645,000

Summarized Financial Information – Balance Sheet

Balance Sheet as of:	June 30, 2015	December 31, 2014
Total cash	$1,694,000	$871,000
Total current assets	$3,892,000	$3,895,000
Total assets	$6,059,000	$6,120,000
Total current liabilities	$1,463,000	$1,912,000
Total liabilities	$1,463,000	$1,921,000
Total stockholders’ equity	$4,596,000	$4,199,000

Summarized Financial Information – Cash Flow

Cash Flow from Operating Activities:	June 30, 2015	June 30, 2014
Net cash provided by / (used in) operating activities	$928,000	$(30,000)

About Direct Insite

Direct Insite™ provides a powerful platform for unified working capital management that facilitates over $160 billion worth of transactions annually between more than 375,000 companies worldwide.  Direct Insite’s clients include IBM, Hewlett-Packard, Siemens, BE Aerospace, Saint Gobain, Carlson, and one of the world’s largest financial institutions.  The flagship component of Direct Insite’s unified working capital management platform is PAYBOX™, an integrated receivables solution that combines electronic invoicing, online approvals and adjustments, electronic payments, and integration with any legacy accounting, ERP or lockbox system.  PAYBOX™ is primarily sold through banks to corporate users of their treasury management and lockbox services.  Banks and corporations use PAYBOX™ to reduce Days Sales Outstanding, lower costs, and improve straight-through AR posting.  To learn more, visit www.directinsite.com.

The Company will hold an earnings webcast for the three months ended June 30, 2015 on Wednesday, August 12, 2015 at 2:00 PM (Eastern).  This call is being webcast by Issuer Direct and can be accessed at www.InvestorCalendar.com.  Participant toll-free dial-in is (877) 407-9205.

FORWARD-LOOKING STATEMENTS.  Statements in this press release regarding our future operations are forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management.  These statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of various factors, including but not limited to, our ability to successful implement our platform for new customers; our ability to retain existing customers; the effectiveness of our marketing efforts in attracting new customers; the success of our research and development efforts in continuing to create competitively attractive e-invoicing solutions; other competitive factors, general business and economic conditions; and pricing pressures.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

#      #      #